COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
(Dollar amounts in thousands)

The following table sets forth the ratio of earnings to fixed charges of the Company for the six months ended June 30, 2003 and June 30, 2002, for the year ended December 31, 2002, and for the ten-month period ended December 31, 2001, the Company’s Transitional Fiscal Year, and the previous four fiscal years ended February 28 (29) computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (earnings before income taxes and fixed charges).

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                                                                             Ten Months
                                  Six Months Ended           Year Ended         Ended          Fiscal Years Ended February 28(29),
                            ------------------------------                  --------------- -------------------------------------------

(Dollars are in                                             December 31,     December 31,
   thousands)               June 30, 2003   June 30, 2002       2002             2001          2001          2000           1999
--------------------------  --------------  -------------- ---------------- --------------- ------------ ------------- ----------------
Net earnings                  $   709,152     $  358,415   $     841,779     $    486,006   $   374,153   $   410,243  $     385,401
Income tax expense                436,738        212,953         501,244          302,613       211,882       220,955        246,404
Interest expense                  923,256        659,606       1,461,066        1,474,719     1,330,724       904,713        962,302
Interest portion of
   rental expense                  16,659         11,918          26,671           16,201        17,745        19,080         14,898
                            --------------  -------------- -------------------------------- ------------ ------------- ----------------
Earnings available to         $ 2,085,805     $1,242,892   $   2,830,760     $  2,279,539   $1,934,504    $ 1,554,991   $  1,609,005
   cover fixed charges
                            ==============  ============== ================ =============== ============ ============= ================

Fixed charges
Interest expense              $   923,256     $  659,606   $   1,461,066     $  1,474,719   $ 1,330,724   $   904,713   $    962,302
  Interest portion of
   rental expense                  16,659         11,918          26,671           16,201        17,745        19,080         14,898
                            --------------  -------------- ---------------- --------------- ------------ ------------- ----------------
      Total fixed charges     $   939,915     $  671,524   $   1,487,737     $  1,490,920    $1,348,469   $   923,793   $    977,200
                            ==============  ============== ================ =============== ============ ============= ================

Ratio of earnings
  to fixed charges                2.22           1.85               1.90             1.53         1.43         1.68           1.65
                            ==============  ============== ================ =============== ============ ============= ================

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